EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

XTO Energy Inc.

Fort Worth, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-3 of XTO Energy Inc. (the “Company”) of our report dated March 5, 2004, included in the Company’s Form 10-K for the year ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the related prospectus. Our report refers to a change in accounting for asset retirement obligations in 2003. The 2001 financial statements and financial statement schedule included in the Company’s Form 10-K for the year ended December 31, 2003, were audited by other auditors who have ceased operations. Those auditors’ report dated March 28, 2002, on those financial statements and financial statement schedule, was unqualified and included an explanatory paragraph that described the Company’s change in method of accounting for its derivative instruments and hedging activities as discussed in Note 1 to the financial statements.

We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 29, 2004, included in the Company’s Form 8-K/A filed on November 1, 2004, with respect to the statement of revenues and direct operating expenses of the ChevronTexaco acquisition for the year ended December 31, 2003.

KPMG LLP

Dallas, Texas

February 11, 2005